April 24, 2016 Chris Oversby

Dear Chris:

I am very pleased to offer you the new responsibilities President Univar EMEA reporting to me.    We currently anticipate that you would remain an employee of Univar Inc., with a secondment to Univar Europe Ltd. The position would be based in our Chertsey UK facility. You scheduled start date is June 1, 2016 with a remote transition starting immediately. The major details of our offer are as follows - all items in this letter are provided in US dollars, an expatriate balance sheet will be provided shortly to align this package to Great Britain Pounds:

•	Base salary of $515,000 per year.

•
Participation in the Univar Management Incentive Plan with a 65% of salary bonus target ($334,750). The plan permits the opportunity to earn up to 130% (2 times target) of salary for exceptional performance. Your bonus under this plan will be pro-rated between EMEA and Univar USA results based on the time leading both areas in 2016. The MIP targets and design are subject to annual review and approval of the Compensation Committee of the Board of Directors. Details on your incentive will be outlined annually in a MIP target opportunity letter and are subject to the terms and conditions in the MIP plan document.

•
You will be eligible for annual equity grants under the terms of the 2015 Omnibus Equity Incentive Plan. The LTIP design and actual award amounts are subject to the annual review and approval of the Compensation Committee of the Board of Directors. Details of the Equity awards are outlined in the Plan document and the associated Equity Award agreements and are subject to the terms and conditions in those documents.

•	We will provide you with any necessary amendments to your employment contract.

•	We will provide the following benefits associated with your relocation and stay in the UK

◦	Housing allowance of up to 5,700 GBP per month for a period of up to 24 months or the length of your UK assignment, whichever is shorter.

◦	Use of a company leased car

◦	Semi-Annual business class trips for you and your spouse for personal reasons to the US.

◦	Relocation of goods via air shipment

◦	A miscellaneous relocation allowance of $15,000.

◦	Tax equalization, counseling and preparation benefits for the length of your assignment

•Health Coverage through the International policy Chris, we look forward to working with you in this new role.
Best regards,

/s/ J. Erik Fyrwald
Erik Fyrwald
President & Chief Executive Officer

To indicate your acceptance of this offer, please return the signed offer letter and agreement to: Dianna Sparacino at Dianna.sparacino@univarusa.com

ACCEPTED:	DATE:

Christopher Oversby